Exhibit 8(c)

                       AGREEMENT TO PAY OPERATING EXPENSES

This Agreement to Pay Operating Expenses, dated April 1, 2002, which restates and amends the Agreement to Pay Operating Expenses dated as of January 1, 1999 as amended September 1, 2000, is made between Mutual of America Capital Management Corporation, a Delaware corporation (the Adviser), and Mutual of America Institutional Funds, Inc., a Maryland corporation (the Investment Company).

WHEREAS, the Adviser serves as investment adviser for the portfolios (the Funds) of the Investment Company; and

WHEREAS, the Adviser has voluntarily reimbursed or otherwise limited the operating expenses of each of the Funds since its inception date; and

WHEREAS, the Adviser has agreed to increase the amount of its voluntary reimbursement for each Fund effective April 1, 2002; and

WHEREAS, the Investment Company desires that the Adviseris voluntary payment of expenses be formalized in this Agreement, and the Adviser is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Investment Company and the Adviser, intending to be legally bound, mutually covenant and agree as follows:

Section 1. Payment of Expenses. The Adviser agrees to reimburse or otherwise limit the expenses of the Funds, other than for advisory fees, extraordinary expenses and portfolio transaction costs, so that such expenses on an annual basis will be equal to 0%.

As a result of such reimbursements by the Adviser of operating expenses, the Funds will have maximum total annual expenses as a percentage of average net assets (excluding extraordinary expenses and portfolio transaction costs) equal to their advisory fees, which are at the following annual rates of net assets:

   Equity Index Fund -- .125%             All America Fund -- .50%
   Mid-Cap Equity Index Fund -- .125%     Aggressive Equity Fund -- .85%
   Bond Fund -- .45%                      Money Market Fund -- .20%

Section 2. Determination of Expense Accruals. As of April 1, 2002, the daily expense accrual to be assessed against the net assets of each of the Funds will be set at 0%. If at any time the Investment Company determines that a daily expense accrual for extraordinary expenses should be assessed against the net assets of one or more of the Funds, it will establish the appropriate rate of daily expense accrual and will inform the Adviser of such rate.

Section 3. Payment of Expenses by the Adviser. The Adviser, on behalf of the Funds and the Investment Company, will pay all bills and expenses of the Funds and the Investment Company as they become due and payable, other than for advisory fees, extraordinary expenses and portfolio transaction costs.

Section 4. Payment of Accrued Amounts to the Adviser. At the end of each calendar month, the Investment Company will pay, or cause to be paid, to the Adviser any amounts then held by the Investment Companyis custodian as a result of daily accruals of extraordinary expenses against the net assets of the Funds during that calendar month.

Section 5. Term of Agreement. This Agreement will continue in effect until December 31, 2002 and will continue in effect from year to year thereafter unless cancelled by (i) the Investment Company upon not less than 30 daysi written notice to the Adviser, or (ii) the Adviser upon written notice to the Investment Company delivered within the two week period between December 16 and December 30, in which case this Agreement will terminate as of January 1 of the upcoming year.



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IN WITNESS  WHEREOF,  authorized  officers  of the  Adviser  and the  Investment
Company have signed this Agreement as of the date first written above.

MUTUAL OF AMERICA CAPITAL                     MUTUAL OF AMERICA
MANAGEMENT CORPORATION                        INSTITUTIONAL FUNDS, INC.


By:                                           By:
   ---------------------------                   ---------------------------
Name: Amir Lear                               Name: Dolores J. Morrissey
Title: Executive Vice President               Title: President


Attest:                                       Attest:


------------------------------                ------------------------------
Stanley M. Lenkowicz                          Stanley M. Lenkowicz
Senior Vice President, Deputy                 Senior Vice President, Deputy
General Counsel and Secretary                 General Counsel and Secretary